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                                                                       Exhibit 2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 15th day of January 2003, by and among Conn Appliances, Inc., a Texas corporation ("Conn Texas"), Conn's, Inc., a Delaware corporation and wholly owned subsidiary of Conn Appliances, Inc. ("Conn Delaware"), and Conn's Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Conn Delaware ("Merger Sub").

                                    RECITALS

     WHEREAS, Conn Texas, Conn Delaware and Merger Sub intend to effect a merger of Merger Sub into Conn Texas in accordance with this Agreement and the Texas Business Corporation Act (the "Merger"), such that upon consummation of the Merger, Merger Sub will cease to exist, and Conn Texas will become a wholly owned subsidiary of Conn Delaware; and

     WHEREAS, Conn Delaware and Merger Sub are newly formed corporations, were organized for the sole purpose of participating in the Merger and have nominal assets and liabilities, if any; and

     WHEREAS, the Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual obligations and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Conn Texas, Conn Delaware and Merger Sub agree as follows:

                                       I.
                                 Terms of Merger

     Section 1.1 Statutory Merger. Subject to the terms and conditions contained herein and in accordance with the provisions of the Texas Business Corporation Act (the "TBCA"), Merger Sub will, at the Effective Time (as defined herein), be merged with and into Conn Texas, and Conn Texas will be the surviving corporation (the "Surviving Corporation"). After the Merger, Conn Texas will continue to exist under and to be governed by the laws of the State of Texas. Except as herein specifically set forth, the identity, existence, purposes, powers, objectives, franchises, privileges, rights and immunities of Conn Texas will continue unaffected and unimpaired by the Merger, and the corporate franchises, existence, assets, liabilities and rights of Merger Sub will be merged into Conn Texas, which, as the Surviving Corporation, will be fully vested therewith. The separate existence and corporate organization of Merger Sub, except insofar as they may be continued by statute, will cease at the Effective Time.

     Section 1.2 Effective Time. The Merger will become effective at the time stated in the Articles of Merger filed with the Secretary of State of the State of Texas or if no time is stated therein, the Merger shall become effective upon the acceptance of the Articles of Merger by the Secretary of State of the State of Texas (the "Effective Time").

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     Section 1.3 Name of Surviving Corporation. At the Effective Time, the name of the Surviving Corporation will continue as "Conn Appliances, Inc."

     Section 1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Conn Texas as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time, without change.

     Section 1.5 Directors. The directors of Conn Texas in office immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and, unless they sooner die, resign or are removed, will hold office from the Effective Time until their respective successors are elected and qualified.

     Section 1.6 Officers. The officers of Conn Texas in office immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time. Unless the foregoing officers sooner die, resign or are removed, they will hold their respective offices from the Effective Time until their respective successors are elected or appointed.

     Section 1.7 Conditions to the Completion of the Merger. The completion of the Merger depends upon the satisfaction of the following conditions: (i) the approval of the Merger by the holders of two-thirds of the outstanding shares of Conn Texas Common Stock and Conn Texas Preferred Stock, as defined herein; (ii) the approval of the Merger by the holders of two-thirds of the outstanding shares of Merger Sub Common Stock, as defined herein; and (iii) the consummation of an initial public offering of Conn Delaware Common Stock, as defined herein. The Merger will take place contemporaneously with the closing of the initial public offering and will only take place if Conn Delaware completes the initial public offering.

                                       II.
                 Conversion of Securities; Effects of the Merger

     Section 2.1 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of Conn Delaware, Merger Sub or Conn Texas:

          2.1.1 Shares of Conn Texas Common Stock. Each share of the Common Stock, $.01 par value per share, of Conn Texas ("Conn Texas Common Stock"), outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, $.01 par value per share, of Conn Delaware ("Conn Delaware Common Stock").

          2.1.2 Shares of Conn Texas Preferred Stock. Each share of Senior Preferred Stock, par value $.01 per share, of Conn Texas ("Conn Texas Preferred Stock"), outstanding immediately prior to the Effective Time shall be converted into one share of the Senior Preferred Stock, par value $.01 per share, of Conn Delaware ("Conn Delaware Preferred Stock").

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          2.1.3 Shares of Merger Sub Common Stock. Each share of the Common
     Stock, $.01 par value per share, of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into one share of Conn Texas Common Stock.

          2.1.4 Shares of Conn Delaware Common Stock. Each share of Conn Delaware Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and all rights with respect thereto shall cease to exist.

          2.1.5 Treasury Shares. Each share of Conn Texas Common Stock or Conn Texas Preferred Stock issued and held as Conn Texas treasury stock shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     Section 2.2 Exchange of Certificates. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail, or shall cause to be mailed, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the capital stock of Conn Texas (collectively, the "Certificates") whose shares were converted into the right to receive shares of capital stock of Conn Delaware pursuant to Section 2.1: (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the capital stock of Conn Delaware. Upon surrender of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Conn Delaware, the holder of such Certificate shall be entitled to receive in exchange therefor the capital stock of Conn Delaware into which the holder's shares of capital stock of Conn Texas theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of any shares of capital stock of Conn Texas that are not registered in the transfer records of Conn Texas, payment may be made to an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each a "Person") other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Conn Delaware that such tax or taxes have been paid or are not applicable; provided, however, that Conn Delaware may require reasonable assurance that the transfer complied with the TBCA or other applicable laws.

     Section 2.3 No Further Ownership Rights in Texas Common Stock or Texas Preferred Stock. All shares of capital stock of Conn Delaware issued upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the capital stock of Conn Texas theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of Conn Texas of the capital stock of Conn Texas which was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

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     Section 2.4 No Escheat Liability. Neither Conn Delaware, Merger Sub nor
Conn Texas shall be liable to any Person in respect of any shares of capital stock of Conn Delaware issued nor dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.5 Assumption of Stock Option Plans. Conn Delaware shall, from and after the Effective Time, assume and agree to perform all obligations of Conn Texas pursuant to the Conn Appliances, Inc. 2003 Amended and Restated Incentive Stock Option Plan, the Conn Appliances, Inc. 2003 Non-Employee Director Stock Option Plan and the Conn Appliances, Inc. Employee Stock Purchase Plan (collectively the "Plans").

     Section 2.6 Assumption of Obligations to Issue Stock.

          2.6.1 At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding option to purchase shares of Conn Texas Common Stock granted pursuant to the Plans shall become an option to purchase shares of Conn Delaware Common Stock. The terms of each such option shall be amended automatically to provide that the number of shares of Conn Delaware Common Stock issuable upon exercise of the option shall equal the number of shares of Conn Texas Common Stock issuable pursuant to the option immediately prior to its amendment hereby and that the exercise price per share of such Conn Delaware Common Stock shall be equal to the exercise price per share of Conn Texas Common Stock in effect immediately prior to the amendment effected hereby, subject in each case to subsequent adjustment as provided by the terms of the Plans and the applicable option agreement. In the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code. This Subsection 2.6.1 will only effectuate such changes that are not effectuated pursuant to Section 12(c) of the Amended and Restated 2003 Incentive Stock Option Plan and Section 17(c) of the 2003 Non-Employee Director Stock Option Plan.

          2.6.2 On or prior to the Effective Time, Conn Texas shall take or cause to be taken all such actions as may be necessary or desirable in order to authorize the transactions contemplated by Subsection 2.6.1 hereof.

          2.6.3 Conn Delaware shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Conn Delaware Common Stock for delivery upon exercise of such stock options.

     Section 2.7 Accumulated and Unpaid Dividends. All accumulated and unpaid dividends on Conn Texas Preferred Stock (whether or not declared) shall be assumed by Conn Delaware to the extent set forth in Section 2.1 of the Certificate of Designations, Preferences and Relative Rights of Senior Preferred Stock of Conn Delaware.

     Section 2.8 Assumption of Obligations to Dissenting Shareholders. Conn Delaware shall be obligated for the payment of the fair value of any shares held by any shareholder of

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Conn Texas that dissented to the merger and complied with the requirements of
Article 5.12 of the TBCA for the recovery of the fair value of his shares.

                                      III.
                     Filings Relating to the Effective Time

     Section 3.1 Full Cooperation. Conn Delaware, Merger Sub and Conn Texas will proceed expeditiously and cooperate fully in the procurement of any consents and approvals, the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for the consummation of the Merger.

     Section 3.2 Filings. The appropriate officers of Conn Delaware, Merger Sub and Conn Texas will execute and verify, and cause to be filed Articles of Merger in accordance with the TBCA at such time as the companies may mutually agree.

                                       IV.
                          Certain Effects of the Merger

     Section 4.1 Separate Existence of Merger Sub. At the Effective Time, the separate existence of Merger Sub will cease. All rights, title, and interests to all real estate, employee benefit plans, accounts receivable, furniture, fixtures, equipment, leasehold rights and all other assets and property owned by Conn Texas and Merger Sub shall be allocated to, acquired by and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of Conn Texas and Merger Sub, including obligations under employee benefit plans, leases, bank indebtedness and accounts payable shall be allocated to and assumed completely by the Surviving Corporation, and the Surviving Corporation shall be the primary obligor therefor. All contracts, leases, agreements, promissory notes, employee benefit plans and other documents or instruments which include Merger Sub within their text, shall be deemed as of the Effective Time to have substituted the name of the Surviving Corporation for Merger Sub, wherever it may appear. For vesting purposes, years of employment, calculation of dividends and other provisions contained in such documents for which association with Merger Sub is important, the period of association with the Surviving Corporation will relate back to the date of original association with Merger Sub.

     Section 4.2 Further Actions. At the time, or from time to time, after the Effective Time, the last acting officers and directors of Merger Sub will, as and when requested by the Surviving Corporation or its successors or assigns, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further or other reasonable action as the Surviving Corporation deems reasonably necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises, immunities and interests of Merger Sub and otherwise to carry out the purpose of this Agreement.

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                                       V.
                     Closing Date, Termination and Amendment

     Section 5.1 Closing Date. The Merger and the other transactions contemplated by this Agreement shall be closed at the time and date as may be mutually agreed upon by Conn Delaware, Merger Sub and Conn Texas.

     Section 5.2 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Effective Time pursuant to resolutions adopted by the Board of Directors of each of Conn Delaware, Merger Sub and Conn Texas, without action by the stockholders of Conn Delaware or the shareholders of Conn Texas and Merger Sub.

     Section 5.3 Amendments. This Agreement may be supplemented, amended or modified by mutual consent of the parties to this Agreement; provided, however, that, any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the TBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the parties hereto.

                                       VI.
                            Miscellaneous Provisions

     Section 6.1 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable conflict of laws principles.

     Section 6.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one agreement.

     Section 6.3 Entire Agreement. This Agreement, including the agreements and documents referenced herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      [Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           CONN APPLIANCES, INC.,
                           a Texas corporation


                           By: /s/ Thomas J. Frank Sr.
                               ------------------------------
                               Thomas J. Frank, Sr.
                               Chairman of the Board and Chief Executive Officer


                           CONN'S, INC.,

                           a Delaware corporation


                           By: /s/ Thomas J. Frank Sr.
                               -------------------------------
                               Thomas J. Frank, Sr.
                               Chairman of the Board and Chief Executive Officer


                           CONN'S MERGER SUB, INC.,
                           a Texas corporation


                           By: /s/ Thomas J. Frank, Sr.
                               -------------------------------
                               Thomas J. Frank, Sr.
                               President

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